inlog
advanced healthcare

September 15, 2009

Eduardo Graells
CEO and General Manager
Veridentia, S.L.
C/ Pic de Peguera, 11, Desp B2.20
17003 Girona
SPAIN

Re: Binding Letter of Intent between Inlog, S.A. and VeriDentia, S.L.

Dear Eduardo:

Inlog, S.A. ("Inlog"), VeriDentia, S.L. ("VeriDentia") and the shareholders of VeriDentia listed in the attached **Schedule A** (the "Shareholders") have agreed that Inlog will be the exclusive distributor of VeriDentia's VeriDhemos Products (defined below) in the United States, European Union (subject to certain exceptions set forth in Section 2 hereof), Middle East, Asia, Brazil and certain other countries as agreed pursuant to the terms set forth in Section 3 below (collectively, the "Territory") for a 10-year renewable period. This binding letter of intent ("Letter of Intent") is intended to set out the main and essential terms for this 10-year renewable exclusive sales and marketing partnership.

Each of Inlog, VeriDentia and each Shareholder shall be referred to herein individually as a "Party" and collectively as the "Parties".

Terms

Inlog and VeriDentia agree to enter into the necessary definitive agreements (the "Definitive Agreements") in connection with the sales and marketing partnership on or before January 31, 2010 (the "Completion Date"), or such other date as agreed by Inlog and VeriDentia. The Definitive Agreements shall include the main and essential terms set out in paragraphs 1 through 7 hereafter:

1. Inlog will receive exclusive rights to market and sell VeriDhemos products including all derivatives of VeriDhemos and/or updates to VeriDhemos (the "VeriDhemos Products") in the following markets:

inlog
advanced healthcare

Country	Grace Period before Sales Targets Initiated	Inlog Sales Margin *	Sales Targets
United States of America (US)	See ** below	*	TBD
Canada	[redacted]	*	TBD
Japan	[redacted]	*	TBD
France	[redacted]	*	TBD
Germany	[redacted]	*	TBD
Switzerland	[redacted]	*	TBD
Austria	[redacted]	*	TBD
United Kingdom	[redacted]	*	TBD
Brazil	[redacted]	*	TBD

* Regarding the table above under "Inlog Sales Margin", the parties agree that they will use commercially reasonable efforts to allow sales margins to be [redacted]o Inlog and [redacted] to Veridentia, where markets conditions permit. However, under no circumstances shall sales margins be less than [redacted] to each party. Regarding the table above under "Inlog Sales Margin", the parties agree they will allow sales margins to be [redacted] to Inlog and [redacted] to Veridentia when regulatory clearance is required in any country.

The Grace Period is the time for the sales and marketing program to begin when no sales targets are required. This allows Inlog the time required to develop and ramp-up the marketing program. The Inlog Sales Margin is the percentage of the net value of each sale that Inlog will retain. The Sales Targets will be based upon the individual market's sales pipeline and conditions. The prices applied to Inlog by VeriDentia will also be determined by the Parties upon the individual market's sales pipeline and conditions.

Inlog has the right to sell VeriDhemos Products through Global Med Technologies, Inc. or Inlog's channel partners, provided that the channel partners sell into markets that are in conformance with this binding Letter of Intent.

The Parties will cooperate with each other as reasonably necessary to integrate the VeriDhermos Products in the various countries and regions of the Territory.

** Inlog will assist VeriDentia to attain United States Food and Drug Administration (FDA) pre-market authorization (PMA) or a 510(k) to market and sell VeriDhemos Products in the United States as required by the FDA. For this assistance, Inlog will receive [redacted] of exclusive rights to market and sell VeriDhemos Products in the United States [redacted]

[redacted], whichever is longer. After the [redacted] finished, the sales targets need to be agreed upon for continued exclusivity, based on the US market's sales pipeline and conditions.

VeriDentia will promptly take all reasonable steps necessary to comply with all required regulatory approvals for the VeriDhemos Products.

If VeriDhemos Products require regulatory clearance in any country other than the United States and Inlog provides assistance in attaining the required regulatory clearance, Inlog will receive [redacted] of exclusive right to market and sell VeriDhemos Products in the country without sales targets [redacted] from regulatory clearance, whichever is longer.

2. VeriDentia may directly market and sell VeriDhemos Products in Spain, Portugal, Italy, [redacted] (the "Excluded Territories"). If Inlog desires to sell and market VeriDhemos Products in the Excluded Territories, Inlog and VeriDentia will use commercially best efforts to agree upon the applicable terms with respect to same. Veridentia and Inlog will agree on commercially reasonable terms and conditions for Veridentia's distribution of Global Med Technologies, Inc. full product line.

3. With the exception of the Excluded Territories, Inlog shall have the right of first refusal to exclusively market and sell VeriDhemos Products in any other country or region upon approval by VeriDentia (which approval shall not be unreasonably withheld or delayed) of a [redacted] with respect to each such country or region, which [redacted] include human resources to be dedicated to such country or region. VeriDentia will provide a grace period to be determined by the Parties in each country or region to ramp up the sales and marketing programs. Marketing and sales terms will be mutually agreed to, including the base terms as stated in the above chart.

4. Subject to section 3 hereof, VeriDentia shall not (i) directly or indirectly sell VeriDhemos Products within the Territory; or (ii) directly or indirectly, grant to any third party the right to market, sell or distribute the VeriDhemos Products within the Territory. Without limiting the generality of the foregoing, VeriDentia represents and warrants to and covenants to Inlog, that none of its affiliated or related parties or their respective shareholders, officers, directors, employees, agents or contractors shall directly or indirectly sell VeriDhemos Products within the Territory or directly or indirectly grant to any third party the right to market, sell or distribute the VeriDhemos Products within the Territory. As part of this binding letter of intent, the parties agree not to compete or develop each other's products during the term of this agreement, except for Global Med Technologies, Inc. channel partners.

5. Inlog will have the right of first refusal to purchase assets of and/or shares in VeriDentia based upon the following terms and conditions:

- Inlog shall have the right to purchase either the assets or capital stock of VeriDentia on the same terms and conditions within fifty (50) days of a bona fide offer by a third party to purchase either the assets or capital stock of VeriDentia
- VeriDentia will notify Inlog within five (5) days of a receipt of a bona fide offer.

6. Inlog will have, at any time during the term of the agreement, the irrevocable option to purchase either the assets or capital stock of VeriDentia for a purchase price equal to [redacted] of trailing twelve (12) months' revenues [redacted]

7. Inlog agrees to an initial inventory order of [redacted] or a combination of Veridentia products, which combination shall be determined by Inlog. The inventory purchase shall be based on the prices set forth on Schedule B. Terms shall be mutually agreed upon.

Completion Date

The Parties agree that if the Definitive Agreement has not been fully negotiated and executed by the Completion Date, the Definitive Agreement based on paragraphs 1 through 7 above shall become effective automatically on the Completion Date and any ancillary terms not agreed to by the Parties shall be determined in good faith by an amicable third party.

Notwithstanding the foregoing, VeriDentia acknowledges and agrees that Inlog may begin to perform some of its duties based on the terms set forth on paragraphs 1 though 7 above relating to the distribution of VeriDhemos Products prior to the Completion Date.

Initial Due Diligence

VeriDentia agrees to demonstrate the blood safety device to selected Inlog customers.

Inlog's obligations under this Letter of Agreement are subject to Inlog's satisfactory due diligence of VeriDentia accounts and suppliers.

Exclusivity

Given that the Parties have hereby agreed on the principal terms of their sales and marketing partnership, VeriDentia agrees to put an end to all and any discussion, negotiation, contact it may have with third parties on the same subject matter.

inlog advanced healthcare

Representations and Warranties of VeriDentia

As of the date hereof, VeriDentia represents and warrants to Inlog as follows:

a. VeriDentia's ownership structure is as set forth in the attached Schedule A;

b. The shareholders executing this Letter of Intent represent one hundred percent (100%) of the owners of VeriDentia; and

c. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of VeriDentia.

Binding Agreement; Authority

Each Party hereto represents and warrants that it has the requisite corporate power and authority to enter into and perform this Letter Agreement. In addition, each Party acknowledges and agrees that this Letter of Intent shall be legally binding upon and enforceable against Inlog, VeriDentia and each of the Shareholders.

Confidentiality

VeriDentia and each Shareholder hereto (in this case, each a "Receiving Party") shall maintain in strict confidence and shall not disclose or use, except as necessary for the performance of its obligations under this Letter of Intent or the Definitive Agreement, any proprietary or business information of Inlog (in this case, the "Disclosing Party"), including, without limitation, any financial information, pricing information, marketing plans, business plans and customer lists of Inlog. In addition, Inlog (in this case, the "Receiving Party") agrees to maintain in strict confidence and shall not disclose or use, except as necessary for the performance of its obligations under this Letter of Intent or the Definitive Agreement, any proprietary or business information of VeriDentia (in this case, the "Disclosing Party"), including, without limitation, any financial information, pricing information, marketing plans, business plans and customer lists of VeriDentia. This section shall not apply to any information which: (i) can reasonably be demonstrated to be in the public domain without any breach of the provisions of this Letter of Intent; (ii) can reasonably be demonstrated that it was known to the applicable Receiving Party prior to its being disclosed; (iii) is required to be disclosed by law; or (iv) is disclosed in proceedings taken by any Party to this Letter of Intent for the enforcement of any rights or remedies under this Letter of Intent. Each of the Parties hereto acknowledges and agrees that the applicable Disclosing Party under this confidentiality provision cannot be made whole or have its interests completely protected solely by a monetary award of damages. Accordingly, each of the Parties hereto agrees that if it breaches or threatens to breach any of the terms of this confidentiality provision it will consent to the issuance of a temporary and/or permanent injunction by any court of competent jurisdiction (without the posting of any bond, or if required to post bond, the applicable Receiving Party agrees that the lowest amount

permitted shall be adequate) enjoining it from such unauthorized disclosure. This remedy is in addition to any other rights or remedies available to the applicable Disclosing Party. The confidentiality obligations set forth herein shall survive the termination or expiration of this Letter of Intent.

Governing Law; Jurisdiction

This Letter of Intent shall be governed and construed in accordance with French law, determined without regard to provisions of conflicts of laws. Any proceeding arising out of or relating to this Letter of Intent may be brought in the competent courts within the jurisdiction area of the Court of Appeal of Paris, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Letter of Intent in any other court.

Counterparts

This Letter of Intent may be executed in a number of counterparts, each of which shall be an original and all of which together will constitute one instrument. The Parties acknowledge that a facsimile copy or a PDF copy of this Letter of Intent may be executed and shall have the same binding force and effect as an original signature, and in such case each Party agrees to execute the appropriate original agreement thereafter if requested.

If the foregoing is acceptable to VeriDentia, please countersign this Letter of Intent by signifying your agreement and return one copy to me.

We look forward to working with you on this transaction.

Best regards,

Inlog, S.A.

The foregoing is agreed to and accepted this 15th day of September, 2009 by:

VeriDentia, S.L.

By: ______________________

Eduardo Graells, CEO and General Manager

Shareholders:

Eduardo Graells

Francesc Ribas